Exhibit 99.1
For immediate release
November 1, 2023

AtriCure Reports Third Quarter 2023 Financial Results
•Worldwide revenue of $98.3 million – an increase of 18.1% year over year
•U.S. revenue of $81.7 million – an increase of 17.1% year over year
•International revenue of $16.6 million – an increase of 23.2% year over year
•Net loss of $9.1 million – an improvement of $3.2 million year over year
•Positive adjusted EBITDA of $4.7 million – an improvement of $5.4 million year over year
MASON, Ohio, November 1, 2023 – AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in surgical treatments and therapies for atrial fibrillation (Afib), left atrial appendage (LAA) management and post-operative pain management, today announced third quarter 2023 financial results.
“We are excited to report another strong quarter at AtriCure, driven by the performance across our business globally. We also made progress against many strategic initiatives in our pillars of innovation, education and clinical science,” said Michael Carrel, President and Chief Executive Officer at AtriCure. “To that end, we continue to prioritize thoughtful investments while demonstrating meaningful operating leverage in our business. As we look to the future, we remain confident in the vast potential of our markets and our ability to deliver profitable growth.”
Third Quarter 2023 Financial Results
Revenue for the third quarter 2023 was $98.3 million, an increase of 18.1% over third quarter 2022 revenue (17.3% on a constant currency basis). Our worldwide revenue growth reflects continuing adoption of our products by physicians for the treatment of patients with Afib, LAA management and post-operative pain management.
U.S. revenue was $81.7 million, an increase of $11.9 million or 17.1%, compared to the third quarter 2022. U.S. revenue growth was driven by sales across key product lines, highlighted by sales of the EnCompass® clamp in open ablation, cryoSPHERE® probe for post-operative pain management and the AtriClip® Flex·V® device in appendage management. International revenue increased $3.1 million or 23.2% (18.7% on a constant currency basis) to $16.6 million, across all franchises and geographic regions. On a sequential basis, worldwide revenue for the third quarter 2023 decreased approximately 2.6% from the second quarter 2023 due to normal seasonality of procedures in summer months.
Gross profit for the third quarter 2023 was $73.9 million compared to $61.7 million for the third quarter 2022. Gross margin was 75.2% for the third quarter 2023, showing improvement of 110 basis points from the third quarter 2022. The current quarter reflects leverage of our operations and production efficiencies, partially offset by pressure from geographic and product mix. Loss from operations for the third quarter 2023 was $8.1 million, compared to $10.7 million for the third quarter 2022, reflecting strong revenue growth, cost efficiencies, and improving operating leverage. Basic and diluted net loss per share was $0.20 for the third quarter 2023, compared to $0.27 for the third quarter 2022.
Adjusted EBITDA was positive for the third quarter 2023 at $4.7 million, compared to negative $0.7 million for third quarter of 2022. Adjusted loss per share for the third quarter 2023 was $0.20, compared to $0.27 for the third quarter 2022.
Constant currency revenue, adjusted EBITDA and adjusted loss per share are non-GAAP measures. We discuss these non-GAAP measures and provide reconciliations to GAAP measures later in this release.
2023 Financial Guidance
Full year 2023 revenue is projected to be $394 million to $396 million, reflecting growth of approximately 19% to 20% over full year 2022. Management now expects full year 2023 positive adjusted EBITDA of approximately $18 million to $20 million, and full year 2023 adjusted loss per share of approximately $0.74 to $0.76.

Conference Call
AtriCure will host a conference call at 4:30 p.m. Eastern Time on Wednesday, November 1, 2023 to discuss third quarter 2023 financial results. To access the webcast, please visit the Investors page of AtriCure’s corporate website at https://ir.atricure.com/events-and-presentations/events. Participants are encouraged to register more than 15 minutes before the webcast start time. A replay of the presentation will be available for 90 days following the presentation.
About AtriCure
AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 37 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip® Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide. AtriCure’s Hybrid AF™ Therapy is a minimally invasive procedure that provides a lasting solution for long-standing persistent Afib patients. AtriCure’s cryoICE cryoSPHERE® probe is cleared for temporary ablation of peripheral nerves to block pain, providing pain relief in cardiac and thoracic procedures. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.
Forward-Looking Statements
This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. This press release also includes forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/forward-looking-statements as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. Except where otherwise noted, the information contained in this release is as of November 1, 2023. We assume no obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.
Use of Non-GAAP Financial Measures
To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure provides certain non-GAAP financial measures in this release as supplemental financial metrics.
Revenue reported on a constant currency basis is a non-GAAP measure, calculated by applying previous period foreign currency exchange rates to each of the comparable periods. Management analyzes revenue on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on revenue, the Company believes that evaluating growth in revenue on a constant currency basis provides an additional and meaningful assessment of revenue to both management and investors.
Adjusted EBITDA is calculated as net loss before other income/expense (including interest), income tax expense, depreciation and amortization expense, share-based compensation expense, acquisition costs, legal settlements, impairment of intangible assets and change in fair value of contingent consideration liabilities. Management believes in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing results of operations and management believes that the excluded items are typically not reflective of our ongoing core business operations and financial condition. Further, management uses adjusted EBITDA for both strategic and annual operating planning. A reconciliation of adjusted EBITDA reported in this release to the most comparable GAAP measure for the respective periods appears in the table captioned “Reconciliation of Non-GAAP Adjusted Income (Loss) (Adjusted EBITDA)” later in this release.
Adjusted loss per share is a non-GAAP measure which calculates the net loss per share before non-cash adjustments in fair value of contingent consideration liabilities, impairment of intangible assets and legal settlements. A reconciliation of adjusted loss income per share reported in this release to the most comparable GAAP measure for the respective periods appears in the table captioned “Reconciliation of Non-GAAP Adjusted Loss Per Share” later in this release.
The non-GAAP financial measures used by AtriCure may not be the same or calculated in the same manner as those used and calculated by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP. We urge investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financials measures included in this press release, and not to rely on any single financial measure to evaluate our business.
CONTACTS:
Angie Wirick
AtriCure, Inc.
Chief Financial Officer
(513) 755-5334
awirick@atricure.com
Lynn Lewis or Marissa Bych
Gilmartin Group
Investor Relations
lynn@gilmartinir.com
marissa@gilmartinir.com

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
United States Revenue:
Open ablation	$25,844	$21,569	$77,988	$62,613
Minimally invasive ablation	10,893	10,077	31,900	28,846
Pain management	12,591	10,510	36,249	28,734
Total ablation	49,328	42,156	146,137	120,193
Appendage management	32,364	27,620	98,647	83,120
Total United States	81,692	69,776	244,784	203,313
International Revenue:
Open ablation	8,007	6,680	23,015	19,385
Minimally invasive ablation	1,578	1,445	4,820	4,249
Pain management	547	121	1,214	375
Total ablation	10,132	8,246	29,049	24,009
Appendage management	6,466	5,224	18,869	15,029
Total International	16,598	13,470	47,918	39,038
Total revenue	98,290	83,246	292,702	242,351
Cost of revenue	24,421	21,533	72,147	61,524
Gross profit	73,869	61,713	220,555	180,827
Operating expenses:
Research and development expenses	20,354	15,169	53,119	43,589
Selling, general and administrative expenses	61,604	57,267	185,451	175,771
Total operating expenses	81,958	72,436	238,570	219,360
Loss from operations	(8,089)	(10,723)	(18,015)	(38,533)
Other expense, net	(919)	(1,503)	(2,416)	(3,616)
Loss before income tax expense	(9,008)	(12,226)	(20,431)	(42,149)
Income tax expense	47	46	218	147
Net loss	$(9,055)	$(12,272)	$(20,649)	$(42,296)
Basic and diluted net loss per share	$(0.20)	$(0.27)	$(0.45)	$(0.93)
Weighted average shares used in computing net loss per share:
Basic and diluted	46,411	45,823	46,262	45,682

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$133,014	$121,113
Accounts receivable, net	51,528	42,693
Inventories	61,894	45,931
Prepaid and other current assets	6,283	5,477
Total current assets	252,719	215,214
Long-term investments	—	51,509
Property and equipment, net	41,400	38,833
Operating lease right-of-use assets	4,043	3,787
Goodwill and intangible assets, net	300,465	274,120
Other noncurrent assets	1,644	1,985
Total assets	$600,271	$585,448
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$61,836	$52,920
Current maturities of debt and leases	20,702	5,472
Total current liabilities	82,538	58,392
Long-term debt	42,153	56,834
Finance and operating lease liabilities	11,520	12,242
Other noncurrent liabilities	1,227	1,226
Total liabilities	137,438	128,694
Stockholders' equity:
Common stock	47	47
Additional paid-in capital	812,238	787,422
Accumulated other comprehensive loss	(2,184)	(4,096)
Accumulated deficit	(347,268)	(326,619)
Total stockholders' equity	462,833	456,754
Total liabilities and stockholders' equity	$600,271	$585,448

ATRICURE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
(In Thousands)
(Unaudited)
Reconciliation of Non-GAAP Adjusted Income (Loss) (Adjusted EBITDA)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net loss, as reported	$(9,055)	$(12,272)	$(20,649)	$(42,296)
Income tax expense	47	46	218	147
Other expense, net	919	1,503	2,416	3,616
Depreciation and amortization expense	4,111	2,987	10,634	8,791
Share-based compensation expense	8,661	7,001	26,416	21,574
Net gain from legal settlements	—	—	(4,412)	—
Non-GAAP adjusted income (loss) (adjusted EBITDA)	$4,683	$(735)	$14,623	$(8,168)
Reconciliation of Non-GAAP Adjusted Loss Per Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net loss, as reported	$(9,055)	$(12,272)	$(20,649)	$(42,296)
Net gain from legal settlements	—	—	(4,412)	—
Non-GAAP adjusted net loss	$(9,055)	$(12,272)	$(25,061)	$(42,296)
Basic and diluted adjusted net loss per share	$(0.20)	$(0.27)	$(0.54)	$(0.93)
Weighted average shares used in computing adjusted net loss per share
Basic and diluted	46,411	45,823	46,262	45,682